UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 17, 2003

Simula, Inc.

(Exact Name of Registrant as Specified in Charter)

Arizona (State or Other Jurisdiction of Incorporation)	N1-12410 (Commission File Number)	86-0320129 (IRS Employer Identification No.)

2625 South Plaza Drive, Tempe, Arizona      85282

(Address of Principal Executive Offices)      (Zip Code)

(602) 631-4005

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 2.	Acquisition or Disposition of Assets
Item 5.	Other
Item 7.	Financial Statements and Exhibits
Signature
Exhibit 99.2

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.  Acquisition or Disposition of Assets.

     On June 16, 2003, the Company announced that it had reached an agreement for sale of assets of its Automotive Safety subsidiary. Closing is expected in approximately 30 days. Details are disclosed in its press release filed herewith as Item 7, Exhibit 99.2.

     In addition to the information set forth in the press release, the Company confirms:

(a)	The Company expects to report a gain on sale of assets;

(b)	Under the Agreement, the Company will receive an exclusive, royalty-free grant-back license of all intellectual property, technology, and patents, transferred to the buyer, and will have the rights to use this intellectual property in its core business of military and defense applications;

(c)	Upon the closing, the Company anticipates that it will implement cost savings, including reducing certain SG&A expenses and facility costs, which will include the relocation of Corporate Headquarters into the Company’s existing Aerospace & Defense facility at 7822 South 46th Street, Phoenix, AZ 85044. The move will be complete July 1, 2003.

(d)	Proceeds from the sale will be used for debt reduction and will be allocated between the Company’s two senior lenders according to provisions of its intercreditor agreement. The Company will continue to pursue its efforts to reduce debt through sales of assets, refinancing, or sale or merger of the Company, which efforts are well advanced.

The Company believes the disposition of its Automotive business enhances the economic and strategic desirability of the remaining Aerospace & Defense business and expands the on-going sale or refinance options of the Company. The Company expects to review existing and new proposals with respect to sale or refinancing in light of the impact of the sale of the Automotive business. As previously disclosed the Company continues to expect that it will complete a transaction in Q3.

Item 5.  Other.

     The Company’s Annual Meeting of Stockholders, customarily held each June, has been deferred until a later date. To save the expense of duplicative Annual and Special Shareholder’s Meetings, the Company intends to hold one meeting later in the year to address an agenda of election of directors and any matter relating to sale, merger, or refinancing of the Company that may properly come before stockholders for approval.

Item 7.  Financial Statements and Exhibits.

(c)	Exhibits. The following exhibit is included pursuant to Item 601 of Regulation S-K

No.	Description

99.2	Registrant’s Press Release dated June 16, 2003 pertaining to the agreement for sale of its Automotive Safety Division.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIMULA, INC.

Dated: June 17, 2003	By:	/s/ Bradley P. Forst Chief Executive Officer

EXHIBIT INDEX

Exhibits. The following exhibit is included pursuant to Item 601 of Regulation S-K

No.	Description

99.2	Registrant’s Press Release dated June 16, 2003 pertaining to the agreement for sale of its Automotive Safety Division.